Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in (i) the Registration Statement No. 33-34196 on Form S-8, (ii) the Registration Statement No. 33-25569 on Form S-8/S-3, and (iii) the Registration Statement No. 33-54600 on Form S-8 of Nord Resources Corporation of our report dated April 13, 1999 on the consolidated balance sheets of Nord Resources Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Nord Resources Corporation.



                                             KPMG LLP


Denver, Colorado
April 13, 1999